August 26, 2019

PREDEX

17645 Wright Street, Suite 200

Omaha, NE 68130

Re: Registration Statement on Form N-2 (SEC File No. 811-22808)

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of an amended registration statement for PREDEX (the "Fund")”), a Delaware statutory trust, on Form N-2 for the purpose of registering additional shares of the Fund under the Securities Act of 1933 Act and amending the registration of the Fund under the Investment Company Act of 1940 (the "Registration Statement").

We have examined a copy of the Fund's Agreement and Declaration of Trust, the Fund's By-laws, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may occur hereafter.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and consent to all references to us in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

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